EXHIBIT 11

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

DIXIE YARNS, INC. AND SUBSIDIARIES

                                                           Year End
                                            December 25,   December 26,    December 28,
                                                1993           1992             1991
PRIMARY:
  Net income (loss)                         $ 4,684,359     $5,467,421     $(26,602,704)


  SHARES:
    Weighted average number of Common
    Shares outstanding assuming
    conversion of Class B Common Stock       11,192,720      8,727,231        8,768,200
  Net effect of dilutive stock
    options based on the treasury
    stock method using average market
    price                                        65,836         28,805           29,108
  Net effect of put option based
    on the reverse treasury stock
    method using average market price           202,875            ---              ---
                            TOTAL SHARES     11,461,431      8,756,036        8,797,308
  PER SHARE AMOUNT                          $       .41     $      .62     $      (3.02)

FULLY-DILUTED:
  Net income (loss)                         $ 4,684,359     $5,467,421     $(26,602,704)
  After-tax interest requirement of
    convertible subordinated debentures(A)          ---            ---              ---

               ADJUSTED NET INCOME(LOSS)    $ 4,684,359     $5,467,421     $(26,602,704)

SHARES:
  Weighted average number of Common
    Shares outstanding assuming
    conversion of Class B Common Stock       11,192,720      8,727,231        8,768,200
  Net effect of dilutive stock options
    based on the treasury stock method
    using year-end market price if higher
    than the average market price                66,084         44,492           28,661
  Net effect of put option based on
    the reverse treasury stock method
    using year end market price if lower
    than the average market price               401,259            ---              ---
  Effect of assumed conversion of
    dilutive convertible subordinated
    debentures(A)                                   ---            ---              ---
                           TOTAL SHARES      11,660,063      8,771,723        8,796,861
  PER SHARE AMOUNT                          $       .40     $      .62     $      (3.02)

A) The assumed conversion of convertible subordinated debentures into 1,390,745 shares with an after-tax interest requirement of $1,894,739 for the year ended December 25,
1993, into 1,390,745 shares with an after-tax interest requirement of $1,923,739 for the year ended December 26, 1992, and into 1,397,450 shares with an after-tax interest requirement of $1,933,852 for the year ended December 28, 1991, has been excluded from the computation since the effect was anti-dilutive.
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